Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-1 of African Agriculture Holdings Inc. of our report dated June 30, 2023, with respect to the consolidated financial statements of African Agriculture, Inc., which appears in this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in this registration statement.

/s/ Whitley Penn LLP

Houston, Texas

December 29, 2023